SUBADVISORY AGREEMENT

      This SUBADVISORY AGREEMENT is dated as of October 1, 2013 by and between SUNAMERICA ASSET
MANAGEMENT CORP., a Delaware corporation (the
"Adviser"), and PYRAMIS GLOBAL ADVISORS, LLC, a
Delaware limited liability company (the "Subadviser").

WITNESSETH:

      WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, the Trust is registered under the Investment
Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue shares of beneficial interest, no par value per share, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

      WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

      WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio(s) of the Trust listed on Schedule A attached hereto (the
"Portfolio(s)"), and the Subadviser is willing to furnish such services;

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1.	Duties of the Subadviser. The Adviser hereby
engages the services of the Subadviser in furtherance of its Investment Advisory and Management Agreement with the Trust.
Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio.
The Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities and other investments to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser, as agent and attorney-in-fact of the Trust, may, when it deems appropriate and without prior consultation with the Adviser, (a) buy, sell, exchange, convert and otherwise trade in any stocks, bonds and other securities including money market instruments, whether the issuer is organized in the United States or outside the United
States, (b) place orders for the execution of such securities transactions with or through such brokers, dealers or issuers as the Subadviser may select and (c) purchase, sell, exchange or convert foreign currency in the spot or forward markets as necessary to facilitate transactions in international securities for the Portfolio(s). In addition, the custodian shall provide the Subadviser with daily reports regarding the cash levels in the Portfolio. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, which may be applicable to the Subadviser's activities on behalf of the trust and which have been provided to the Subadviser, and in compliance with (a) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust's current prospectus and statement of additional information; and (b) applicable laws and regulations.

      	The Subadviser represents and warrants to the Adviser that each Portfolio will at all times be operated and managed (a) in compliance with all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments; (b) so as not to jeopardize either the treatment of the variable annuity contracts which offer the Portfolio(s) (the "Contracts") as annuity contracts for purposes of the Internal Revenue Code of 1986, as amended
(the "Code"), or the eligibility of the Contracts to qualify for sale to the public in any state where they may otherwise be sold; and
(c) to minimize any taxes and/or penalties payable by the Trust or the Portfolio(s). Without limiting the foregoing, the Subadviser represents and warrants that it will manage each Portfolio in compliance with (a) the applicable provisions of Subchapter M, chapter 1 of the Code ("Subchapter M") for each Portfolio to be treated as a "regulated investment company" under Subchapter M;
(b) the diversification requirements specified in the Internal
Revenue Service's regulations under Section 817(h) of the Code;
(c) the provisions of the Act and rules adopted thereunder; (d) applicable state insurance laws, provided by the Adviser to the Subadviser; (e) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust's current prospectus and statement of additional information as most recently provided by the Adviser to the Subadviser; and (f) the policies and procedures as adopted by the Trustees of the Trust. The Subadviser shall furnish information to the Adviser, as requested, for purposes of compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code.

      	The Adviser is responsible for ensuring that the Registration Statement and any amendments or supplements to such information conforms in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the "1933 Act") and the Act and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Subadviser acknowledges that the Adviser is relying on the accuracy and completeness of information furnished by the Subadviser for use by the Adviser in such Registration Statement and any amendments or supplements thereto. The Subadviser represents and warrants that any information furnished by the Subadviser expressly for use in the Registration Statement and any amendments or supplements to such information provided by the Subadviser will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      	The Subadviser agrees: (a) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (b) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

      	The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

            The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolios or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Trust, concerning transactions of the Portfolios in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act.

      2.	Portfolio Transactions. (a) The Subadviser is
responsible for decisions to buy or sell securities and other investments for the assets of each Portfolio, broker-dealers and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates.
As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser's best judgment and as described in the Subadviser's Form ADV, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the
"1934 Act"), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. Subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. To the extent consistent with applicable law and as described in the Subadviser's Form ADV, the Subadviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

      3.	Compensation of the Subadviser. The Subadviser
shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior day's net assets in order to calculate the daily accrual). For purposes of calculating the Subadviser's fee, the average daily net asset value of a Portfolio shall mean the average daily net assets for which the Subadviser actually provides advisory services, and shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

      4.  	Custody.  The Trust has appointed a "qualified
custodian" ("Custodian") as that term is defined in Rule 206(4)-2 under the Advisers Act unaffiliated with the Adviser, to take and have possession of funds and securities of the Portfolio. The Subadviser will not, and nothing herein will be construed to permit the Subadviser to, have "custody" of the Portfolio, as such term is defined in Rule 206(4)-2. The Subadviser will not be liable for any act or omission of any custodian.

      5. 	Reports. The Trust, the Adviser and the Subadviser
agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

      6. 	Status of the Subadviser. The services of the
Subadviser to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      7. 	Proxy Voting.  The Adviser will vote proxies
relating to the Portfolio's securities. The Adviser will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Trustees.  The Adviser may, on certain non-routine matters, consult with the Subadviser before
voting proxies relating to the Portfolio's securities.   The Adviser
will instruct the custodian and other parties providing services to the Trust promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Portfolio (other than materials relating to legal proceedings).

      8.	Certain Records. The Subadviser hereby
undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act (1) all records relating to the investments of the Portfolio(s) that are required to be maintained by the Subadviser pursuant to the requirements of Rule 31a-1 of that Act; and (2) any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Trust. Such records are the property of the Trust and shall be returned to the Trust upon termination of this Agreement.

      	The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust's auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

      9. 	Reference to the Subadviser. Neither the Trust nor
the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.

      	During the term of this Agreement, the Adviser shall have permission to use the following trademarks relating to the Subadviser, namely, PYRAMIS, PYRAMIS GLOBAL
ADVISORS, and the Pyramis Global Advisors logo (which logo shall be provided by the Subadviser)(collectively, the "Marks") in connection with the sale and marketing of the Portfolio. Adviser shall provide to the Subadviser examples of the proposed materials bearing any Marks used as trademarks (collectively, "Materials") for the Subadviser's prior review and written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Subadviser or its affiliates(s) shall review and provide feedback, if any, on the proposed use as soon as possible within five (5) business days following Subadviser's receipt of submitted Materials bearing any Marks. If the Adviser makes any unauthorized use of any Marks, the Parties acknowledge that the Subadviser and its affiliates may suffer harm for which monetary damages may be inadequate and remedies under this Agreement or at law. Notwithstanding any of the foregoing, the Adviser may use the Subadviser's name, "Pyramis Global Advisors, LLC," or
"Pyramis Global Advisors" in any Materials when referring to the Subadviser in a factual manner without the need to seek the Subadviser's, or an affiliate's, written consent.

      	Upon termination or expiration of this Agreement, the Adviser shall immediately cease all use of the Marks. Upon such termination or expiration of this Agreement, Adviser shall either provide to the Subadviser all Materials bearing any Marks or certify as to the destruction of all such Materials.

      	The Parties agree that, in order to streamline the review and approval process for any Materials bearing any Marks used as trademarks, one or more templates for such Materials may be provided to Subadviser for Subadviser's prior review and approval. Once a template for a particular type of Materials has been approved by Subadviser in accordance with this Agreement (each, an "approved Template"), all materials of the same type or class based on the Approved Template shall be considered approved by Subadviser and Adviser shall not be required to separately submit each example of such Materials to Subadviser for its review or approval; provided, however, that no material change relating to the Subadviser's Marks is made by Adviser as compared to that shown in an Approved Template.

      	Neither the Subadviser nor any affiliate or agent of it shall make reference to or use the name of the Adviser or any of its affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Portfolio or to the Subadviser, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed. The Subadviser hereby agrees to make all reasonable efforts to cause any affiliate of the Subadviser to satisfy the foregoing obligation.


      10.	Liability of the Subadviser. (a) In the absence of
willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Subadviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) or to the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from Subadviser's rendering of services under this Agreement.

      	(b)	The Subadviser agrees to indemnify and
hold harmless the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) and/or the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser and/or the Trust and their affiliates or such directors/trustees, officers or controlling person may become subject under the Act, the 1933 Act, under other statutes, common law or otherwise, which arise from the Subadviser's disabling conduct, including but not limited to any material failure by the Subadviser to comply with the provisions and representations and warranties set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

      11.	Permissible Interests. Trustees and agents of the
Trust are or may be interested in the Subadviser (or any successor thereof) as directors/trustees, partners, officers, or shareholders, or otherwise; directors/trustees, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trust as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trust in some manner.

      12. 	Term of the Agreement. This Agreement shall
continue in full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually
(i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

      	With respect to each Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser and the Trust; provided, however, that this Agreement may not be terminated by the Subadviser unless another subadvisory agreement has been approved by the Trust in accordance with the Act, or after six months' written notice, whichever is earlier. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

      This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

      13. 	Severability. If any provision of this Agreement
shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      14. 	Amendments; Assignment. This Agreement may
be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act. No assignment, as that term is defined in the Advisers Act, of this Agreement will be made by the Adviser without the written consent of the Trust.

      15. 	Governing Law. This Agreement shall be
construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

      16. 	Personal Liability. The Declaration of the Trust
establishing the Trust (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the "Trust Property," as defined in the Declaration, only shall be liable.

      17. 	Separate Series. Pursuant to the provisions of the
Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

      18.	Confidentiality. The Subadviser will not disclose
or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

      19. 	Notices. Any notice that is required to be given by
the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt or by email, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party as set out below. The Adviser acknowledges its consent to electronic delivery, including via email or facsimile, of any documents or materials required and/or provided to the Adviser by the Subadviser related to services provided under this Agreement. The Adviser may revoke this consent and request any such documents or materials to be mailed, in lieu of electronic delivery, at any time upon reasonable notice to the Subadviser.

      Subadviser: 		Pyramis Global Advisors, LLC
      			900 Salem Street, OTSN1
      			Smithfield, RI 02917
      			Attention: Michael Palermo, SVP
and
      			Head of Relationship Management
      			Fax: 401-292-0730
      			Email:
Michael.Palermo@pyramis.com

      Adviser: 		SunAmerica Asset Management
Corp.
      			Harborside Financial Center
      			3200 Plaza 5
      			Jersey City, NJ  07311
      			Attention:	Gregory N. Bressler
      					Senior Vice President
and
      					General Counsel

      with a copy to: 	AIG Life and Retirement
      			1 SunAmerica Center
      			Century City
      			Los Angeles, CA 90067-6022
      			Attention:	Mallary L. Reznik
      					Senior Vice President
and
      					General Counsel

     20.	Rule 206(4)-5. The Adviser has appointed the
Subadviser as investment manager for the Portfolio, which is a Covered Investment Pool, as the term is defined in Rule 206(4)-5, in which Government Entities are invested or may invest. The Adviser agrees to make available to the Subadviser a list of such Government Entities invested in the Covered Investment Pool in accordance with Rule 206(4)-5 of the Advisers Act.

      21.	Counterparts.  This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

      22.	Class Action Lawsuits.  Unless the Subadviser
otherwise agrees in writing, Subadviser will not advise or take any action on behalf of the Portfolio in any legal proceedings, including bankruptcies or class actions, involving securities held in, or formerly held in, the Portfolio or the issuers of those securities. The Subadviser will forward all proof of claim forms and related materials to the Portfolio's custodian or the Adviser upon receipt. The Subadviser will not be liable for failure to file such forms.

      23.  No Guarantee of Investment Performance. The
Trust understands that the value of investments made for the Portfolio may increase as well as decrease, is not guaranteed and past performance is no guarantee of future results. The Subadviser has not made and is not making any guarantees, including any guarantee as to any specific level of performance of the Portfolio or the performance of the Portfolio relative to any standard or index, including other clients of the Subadviser. The Trust acknowledges that the Portfolio is designed for the described investment objective and is not intended as a complete investment program and also understands that investment decisions made on behalf of the Portfolio by the Subadviser are subject to various market and business risks.

      24. Receipt of Form ADV. The Trust acknowledges that prior to the Trust's execution and delivery of this Agreement the Trust received a copy of Part 2A and 2B of the Subadviser's Form ADV or a brochure which describes the services provided by the Subadviser.

      ?
      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

      				SUNAMERICA ASSET
MANAGEMENT CORP.



      				By: _____/s/ Peter A.
Harbeck____________________
      				Name:	Peter A. Harbeck
      				Title:	President and Chief
Executive Officer


      				PYRAMIS GLOBAL
ADVISORS, LLC



      				By: _____/s/ Michael
Palermo_____________________
      				Name:	Michael Palermo
      				Title:	Senior Vice President
and Head of
      					Relationship
Management


Schedule A


Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Real Estate Portfolio
0.40% on first $100 million
0.35% on next $400 million
0.30% over 500 million



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